OMB APPROVAL

OMB Number:	3235-0059
Expires:	January 31, 2008
Estimated average burden hours per response	14.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

W-H Energy Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

      Payment of Filing Fee (Check the appropriate box):

☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT April 3, 2007
VOTING
PROPOSAL ONE
GOVERNANCE MATTERS
PRINCIPAL SHAREHOLDERS
EXECUTIVE OFFICERS OF THE COMPANY
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
AUDIT COMMITTEE MATTERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS

W-H ENERGY SERVICES, INC.
2000 West Sam Houston Parkway South, Suite 500
Houston, Texas 77042

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the holders of Common Stock of W-H Energy Services, Inc.:

The annual meeting (the “Annual Meeting”) of shareholders of W-H Energy Services, Inc. (the “Company”) will be held at 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042, on Wednesday, May 9, 2007, at 10:00 a.m., Houston time, to consider and vote on:

(1) The election of six directors to the Company’s Board of Directors; and

(2) Such other business as may properly come before the Annual Meeting and at any adjournments thereof.

Only holders of record of the Company’s common stock at the close of business on March 27, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Even if you now expect to attend the Annual Meeting, you are requested to mark, sign, date and return the accompanying proxy in the enclosed addressed, postage-paid envelope or submit your proxy by telephone or the Internet. If you attend the Annual Meeting, you may vote in person, whether or not you have sent in your proxy. A proxy may be revoked at any time prior to the voting thereof.

By Order of the Board of Directors

/s/ CATHERINE N. CRABTREE
Catherine N. Crabtree
Secretary

Houston, Texas
April 3, 2007

W-H ENERGY SERVICES, INC.
2000 West Sam Houston Parkway South, Suite 500
Houston, Texas 77042

PROXY STATEMENT
April 3, 2007

This Proxy Statement is furnished to the shareholders of W-H Energy Services, Inc. (the “Company,” “we,” “our” or “us”) in connection with the solicitation on behalf of the Board of Directors (the “Board”) of proxies for use at the annual meeting of shareholders (the “Annual Meeting”) to be held at 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042, on Wednesday, May 9, 2007, at 10:00 a.m., Houston time, and at any adjournments thereof.

This Proxy Statement and the enclosed form of proxy is first being mailed to shareholders on or about April 9, 2007, and the cost of soliciting proxies in the enclosed form will be borne by us. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, facsimile and electronic means. Banks, brokerage houses and other nominees or fiduciaries have been requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and we will, upon request, reimburse them for their expenses in so acting.

VOTING

Who Can Vote

Only our shareholders of record as of the close of business on March 27, 2007 are entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. On March 27, 2007, we had outstanding 30,339,563 shares of common stock, $0.0001 par value per share (the “Common Stock”). Each share of Common Stock you own entitles you to one vote on each matter to be voted on at the Annual Meeting.

How You Can Vote

You may vote your shares in any of the four following ways: (1) in person by attending the Annual Meeting; (2) by completing, signing, dating and mailing the enclosed proxy card in the envelope provided; (3) by calling the toll-free number listed on the proxy card; or (4) by voting on the Internet at the address listed on the proxy card. For additional instructions on voting by telephone or the Internet, please refer to the proxy card. If you return your signed proxy card before the Annual Meeting, the named proxy will vote your shares as you direct. If you send in your proxy card, but do not specify how you want to vote your shares, your shares will be voted (1) FOR the election of all nominees for director as described under “Election of Directors”; and (2) in the discretion of the persons named in the enclosed proxy, on any other matters that may properly come before the Annual Meeting.

You May Revoke or Change Your Vote

You may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who votes in person at the Annual Meeting in a manner inconsistent with a proxy previously filed on the shareholder’s behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our Bylaws authorize the Board to determine from time to time by resolution the number of directors constituting the full Board. The Board has fixed the number of directors to be elected at the Annual Meeting at six, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received for the election of the six nominees named below to each serve until the next annual meeting of our shareholders and thereafter until his successor is duly elected and qualified, or until his earlier death, resignation or removal.

If any nominee should decline or be unable to serve for any reason, votes will instead be cast for a substitute nominee designated by the Board. Our Board has no reason to believe that any nominee will decline to be a candidate or, if elected, will be unable or unwilling to serve. Our directors are elected by a plurality vote.

Information About Directors

The following sets forth certain information, as of March 31, 2007, about the nominees for director of the Company.

Kenneth T. White, Jr., age 65, has served as a director and as Chairman, President and Chief Executive Officer of the Company since its inception in April 1989. Prior to founding the Company, Mr. White participated in the acquisition, development and eventual sale of a number of businesses, including an oil and natural gas products and services business and a manufacturing and distributing company. Mr. White has over 30 years of experience in the oil and natural gas industry.

John R. Brock, age 59, has served as one of the Company’s directors since May 2003. Mr. Brock is currently an independent consultant. From February 2004 to March 2007, Mr. Brock served as the Chief Financial Officer for the Episcopal Diocese of Texas. From 2000 until February 2004, Mr. Brock served as Chairman of John R. Brock & Associates, a Houston-based professional career and counseling services firm. From 1994 to 1999, Mr. Brock was the Managing Partner of Korn/Ferry International, a provider of executive human capital solutions. Mr. Brock also served as President and Chief Operating Officer of the Houston Economic Development Council from 1988 to 1993, Senior Vice President of Marketing at Paine Webber, Inc. from 1983 to 1988, a Managing Partner of Russell Reynolds Associates from 1978 to 1983 and Senior Manager at Peat, Marwick, Mitchell & Co. from 1971 to 1977.

James D. Lightner, age 54, has served as one of the Company’s directors since November 2004. Mr. Lightner is currently the President and Chief Executive Officer of Orion Energy Partners, a private oil and natural gas exploration and production company. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and natural gas exploration and production company, including Director, Chairman, Chief Executive Officer, and President. From 1997 to 1999, he served as Vice President and General Manager of EOG Resources, Inc., an oil and natural gas exploration and production company. He is currently serving as a director of Forest Oil Corporation, an independent oil and natural gas exploration and production company, where he also serves as chairman of the compensation committee. Mr. Lightner is also serving as a director of Cornerstone E&P Company, a private oil and gas exploration and production company. Mr. Lightner has over 29 years of experience in the oil and natural gas industry.

Christopher Mills, age 54, has served as one of the Company’s directors since 1990. Mr. Mills has been the Chief Executive Officer of North Atlantic Smaller Companies Investment Trust, a closed end mutual fund, since 1984 and American Opportunity Trust PLC, an investment trust, since 1989. Mr. Mills is also a director of Lesco, Inc., a national distributor of landscape, golf and pest control products, Netbank, a diversified financial services company, and Sterling Construction Company, Inc., as well as other privately held and foreign companies.

Milton L. Scott, age 50, has served as one of the Company’s directors since August 2000 and was appointed Lead Director in 2003. Mr. Scott is currently an independent consultant. Mr. Scott was a Founder and Managing Director of Complete Energy Holdings, LLC, a Houston-based acquirer, owner and operator of power generation facilities, from March 2003 to January 2006. From July 2000 to September 2002, Mr. Scott served as Executive Vice President and Chief Administrative Officer of Dynegy Inc. Mr. Scott also served as Senior Vice President and Chief

Administrative Officer of Dynegy Inc. from October 1999 to July 2000. From August 1977 to October 1999, Mr. Scott was employed by Arthur Andersen LLP, serving in various positions, the last as partner in charge of the Gulf Coast region’s technology and telecommunications practice. He is currently serving as a director of Sterling Construction Company, Inc.

Robert H. Whilden, Jr., age 71, has served as one of the Company’s directors since its inception in 1989. From January 2000 to December 2005, Mr. Whilden served as Senior Vice President, General Counsel and Secretary of BMC Software, Inc. Prior to January 1, 2000, Mr. Whilden had been a partner since 1970 in the law firm of Vinson & Elkins L.L.P., Houston, Texas.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED ABOVE.

GOVERNANCE MATTERS

Director Independence Determinations

Our Board has evaluated the independence of the members of the Board under the independence standards promulgated by the New York Stock Exchange (the “NYSE”). In conducting this evaluation, the Board considered transactions and relationships between each director nominee or his immediate family and us to determine whether any such transactions or relationships were material and, therefore, inconsistent with a determination that each such director nominee is independent. Based upon that evaluation, the Board determined that Messrs. Scott, Whilden, Brock, Mills and Lightner have no material relationship with us and, thus, are independent.

Board Meetings and Committees

In 2006, the Board held four regularly scheduled meetings. In addition, non-management directors held four regularly scheduled executive sessions in 2006. As Lead Director, Mr. Scott presided over all non-management director executive sessions held during 2006. The Board has established a process for security holders and other interested parties to send communications, other than sales-related communications, to the non-management directors or to one or more of the Board members. Any such communications should be sent via email to DirectorCommunication@whes.com. All such communications will be forwarded directly to the board member or members specified.

The Board has an Audit Committee, Corporate Governance and Nominating Committee and Compensation Committee. All of the members of these committees are independent directors in accordance with the NYSE’s listing standards. Charters for all committees are available on our website at http://www.whes.com, and in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

We do not maintain a formal policy regarding the Board’s attendance at annual shareholder meetings. At the 2006 Annual Meeting, Messrs. White, Scott, Whilden and Brock were present. Each current director that is a director nominee participated in at least 75% of the aggregate total number of meetings held by the Board and all committees of which he was a member that were held during the period in which he served.

Audit Committee

The current members of the Audit Committee are Messrs. Scott, Brock and Lightner. The Board has determined that Mr. Scott, Chairman of the Audit Committee, and Mr. Brock are audit committee financial experts, as defined by the Securities and Exchange Commission (“SEC”) rules and have accounting or related financial management expertise under the rules of the NYSE. All of the members of the Audit Committee are independent under the SEC’s rules pertaining to audit committee members and under the independence standards promulgated by the NYSE. The Audit Committee met six times in 2006. The Audit Committee is responsible for (1) the appointment, retention and termination of our independent registered public accounting firm, (2) consulting with such firm with regard to the audit plan, (3) consulting with our principal financial and accounting officers on any matter the Audit Committee or the principal financial and accounting officers deem appropriate in connection with carrying out the audit, (4) reviewing the results of audits of the Company by our independent registered public accounting firm, (5) reviewing all related party transactions and all other potential conflict of interest situations, (6) discussing audit recommendations with management and reporting the results of its reviews to the Board and (7) performing such other functions as the Board may prescribe.

Corporate Governance and Nominating Committee

The current members of the Corporate Governance and Nominating Committee are Messrs. Brock, Scott and Whilden, each of whom is independent under the independence standards promulgated by the NYSE. Mr. Brock serves as Chairman of the Corporate Governance and Nominating Committee, which met two times in 2006. The Corporate Governance and Nominating Committee is responsible for (1) making recommendations to the Board about the composition of the Board and its committees, (2) evaluating potential director nominees and making recommendations to the Board regarding those director nominees that may be considered for election to the Board at the annual meeting, (3) advising the Board on corporate governance practices and policies, (4) overseeing the evaluation of the Board and management of the Company, (5) making recommendations to the Board regarding succession planning and (6) performing such other functions as the Board may prescribe. Upon recommendation by the Corporate Governance and Nominating Committee, the Board has adopted Corporate Governance Guidelines to assist the Board in its responsibilities to the Company and its shareholders. These Guidelines are available on our website at http://www.whes.com and in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

The Board’s current criteria for selecting new directors do not include specific minimum qualifications, but include criteria relating to a candidate’s business experience and accomplishments, lack of conflicts of interest, ability to commit the time to serve effectively, personal characteristics, the Board’s needs for diversity of backgrounds and skills and other pertinent considerations. The Corporate Governance and Nominating Committee periodically reviews the appropriate skills, experience, perspectives and characteristics required of Board members or candidates in the context of the perceived needs of the Board at the time.

The Corporate Governance and Nominating Committee will consider suggestions for potential director nominees from many sources, including members of the Board, management, advisors and shareholders. All of the nominees for director recommended for election by the shareholders at the 2007 Annual Meeting are current members of the Board. The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders in the same manner as other candidates. Pursuant to our Bylaws, nominations of candidates for election to the Board may be made by any shareholder entitled to vote at a meeting of shareholders called for the election of directors. Shareholder recommendations for director nominees must be submitted in writing to Chairman, Corporate Governance and Nominating Committee, care of the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, TX 77042 by the deadline for shareholder proposals referred to at the end of this proxy statement. Unsolicited recommendations must contain all of the information that would be required in a proxy statement soliciting proxies for the election of the candidate as a director, a description of all direct and indirect arrangements or understandings between the recommending shareholder and the candidate, all other companies to which the candidate is being recommended as a nominee for director and a signed consent of the candidate to cooperate with reasonable background checks and personal interviews and to serve as a director of the Company, if elected.

Compensation Committee

The current members of the Compensation Committee are Messrs. Whilden, Scott and Lightner each of whom is independent under the independence standards promulgated by the NYSE. Mr. Whilden serves as Chairman of the Compensation Committee, which met four times in 2006. The Compensation Committee administers our equity compensation plans, makes decisions concerning salaries and incentive compensation for our executive officers and performs such other functions as the Board may prescribe. For additional information regarding the Compensation Committee and its function, please read “Compensation Discussion and Analysis — General Compensation Committee Structure” located elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an officer or employee of the Company or any of its subsidiaries prior to or while serving on the Compensation Committee. In 2006, no executive officer of the Company served as a director or member of the compensation committee of another entity, any of whose executive officers served on the Board or on the Compensation Committee of the Company.

Director Compensation

During 2006, the annual retainer fee paid to each non-management director was $40,000. In addition, (1) the chair of the Audit Committee received an additional annual retainer fee of $15,000, (2) the chairs of the Compensation Committee and Corporate Governance and Nominating Committee each received an additional annual retainer fee of $10,000, (3) the Lead Director received an additional annual retainer fee of $5,000, and (4) each non-management director received $1,500 for each Board or Committee meeting attended.

Each director is also entitled to reimbursement of his reasonable out-of-pocket expenses incurred in attending meetings of the Board and for other reasonable expenses related to the performance of his duties as a director. These reimbursements are paid upon submission by the Director to us for payment.

Prior to shareholder approval of the Company’s 2006 Stock Awards Plan, which occurred in May 2006, non-management directors were granted options to purchase 10,000 shares of our Common Stock each year on the date of the annual meeting. These options, which have an exercise price equal to the fair market value of our Common Stock on the date of grant, vest ratably over a four-year period, commencing on the grant date, in 25% increments, after each year of service has been completed and will expire ten years following the date of grant. The options terminate if the optionee no longer serves on the Board, but any vested options may be exercised during a period of three months after the effective date of the end of the optionee’s Board service.

The Board, considering the impact of equity expensing, has chosen to reduce the use of stock options. Under our 2006 Stock Awards Plan, the Board has chosen to grant directors restricted stock awards rather than stock option awards. On May 31, 2006, each non-management director was granted 3,000 shares of restricted stock. Each restricted stock award vests over a four-year period in equal annual installments, commencing from the date of grant. Each restricted stock award vests and becomes unrestricted at each vesting date, provided that the participant continuously serves on the Board through each vesting date. If a participant’s directorship terminates for any reason other than death, disability, or change in control of the Company, then any shares of restricted stock that are not vested as of the date of termination will be forfeited by the participant and canceled by the Company. Any shares of restricted stock that are not vested shall fully vest and become unrestricted if we undergo a change in control or if the participant’s directorship is terminated due to death or disability.

The following table sets forth information regarding the compensation of our non-management directors for the year ended December 31, 2006. Mr. White, who is our Chairman, President and Chief Executive Officer, does not receive any compensation or stock or option awards for services as a director.

	Fees Earned or	Restricted Stock	Option
	Paid in Cash	Awards(1)	Awards(1)	Total
Name	($)	($)	($)	($)

John R. Brock	$65,000	$24,649	$80,198	$169,847
James D. Lightner	55,000	24,649	57,861	137,510
Christopher Mills	44,500	24,649	80,198	149,347
Milton L. Scott	84,000	24,649	80,198	188,847
Robert H. Whilden, Jr.	65,000	24,649	80,198	169,847

(1)	Represents the fair value of restricted stock and option awards that have been expensed during 2006. See Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions used to calculate the fair value of option awards.

The Corporate Governance and Nominating Committee periodically reviews director compensation practices and compares them against the practices of companies of similar size in the oilfield services industry. In performing this review, the Committee focuses on ensuring that the interests of the directors continue to be closely aligned with the interests of our shareholders. The Committee believes that the Company’s total director compensation package is competitive with the compensation offered by other companies of similar size in the oilfield services industry and is appropriate in light of the responsibilities and obligations of the Company’s non-management directors.

Code of Ethics

We have a Corporate Code of Business Conduct and Ethics that applies to all employees and directors, and a separate Financial Code of Ethics for Senior Financial Officers that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, vice presidents and other senior financial officers. All officers subject to the Financial Code of Ethics have certified compliance with both the Corporate Code of Business Conduct and the Financial Code of Ethics. Both the Corporate Code of Business Conduct and the Financial Code of Ethics for Senior Financial Officers are available on our website at http://www.whes.com and are available in print to any shareholder upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

PRINCIPAL SHAREHOLDERS

The following table indicates the beneficial ownership, as of March 27, 2007, of our Common Stock by (1) each director and director nominee, (2) each executive officer, (3) each person known by us to own more than 5% of the outstanding shares of our Common Stock and (4) all directors and executive officers of the Company as a group. Except as otherwise indicated below, all shares indicated as beneficially owned are held with sole voting and investment power.

	Shares	Percentage
	Beneficially	Beneficially
Name of Beneficial Owner	Owned(1)	Owned

T. Rowe Price Associates, Inc.(2)	3,612,193	11.9%
c/o Price Associates
100 E. Pratt Street
Baltimore, Maryland 21202
FMR Corp.(3)	3,055,800	10.1
82 Devonshire Street
Boston, Massachusetts 02109
Directors
John R. Brock(4)	18,000	*
James D. Lightner(5)	13,000	*
Christopher Mills(6)(7)	100,000	*
Milton L. Scott(8)	25,500	*
Robert H. Whilden, Jr.(7)	70,793	*
Kenneth T. White, Jr.(9)	732,086	2.4
Executive Officers
Ernesto Bautista, III(10)	40,500	*
William J. Thomas III(11)	86,546	*
Glen J. Ritter(12)	145,500	*
Jeffrey L. Tepera(13)	175,000	*
Stuart J. Ford(14)	25,500	*
All directors and executive officers as a group (11 persons)	1,432,425	4.6

*	Represents less than 1% of the outstanding Common Stock.

(1)	No shares of our Common Stock held by our directors or executive officers have been pledged as security.

(2)	This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 14, 2007. According to this Schedule 13G, T. Rowe Price Associates, Inc. (“Price Associates”) has sole voting power with respect to 961,200 shares of Common Stock and sole dispositive power with respect to 3,612,193 shares of Common Stock. These securities are owned by various individual and institutional investors for which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)	This information is based on the Schedule 13G filed with the SEC by the beneficial owner on February 14, 2007. According to this Schedule 13G, FMR Corp. has sole voting power with respect to 370,840 shares of Common Stock and sole dispositive power with respect to 3,055,800 shares of Common Stock.

(4)	Includes 15,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Brock remains a director of the Company.

(5)	Includes (a) 10,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Lightner remains a director of the Company.

(6)	Excludes 810,000 shares of Common Stock beneficially owned by persons for which Mr. Mills serves as investment advisor with investment power, voting power or both with respect to the securities. For purposes of the reporting requirements of the Exchange Act, Mr. Mills could be deemed the beneficial owner of such securities; however, Mr. Mills disclaims any beneficial ownership of such securities.

(7)	Includes (a) 47,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Messrs. Mills and Whilden remain directors of the Company.

(8)	Includes 22,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 3,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 750 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Scott remains a director of the Company.

(9)	Mr. White also serves as one of our executive officers. Includes (a) 382,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days, (b) 25,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse on May 12, 2007 so long as Mr. White remains employed by us and (c) 20,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse as follows: 6,666 shares on December 1, 2007, 6,667 shares on December 1, 2008, and 6,667 shares on September 30, 2009, so long as Mr. White remains employed by us.

(10)	Includes (a) 27,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 13,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Bautista remains employed by us.

(11)	Includes (a) 42,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 13,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Thomas remains employed by us.

(12)	Includes (a) 82,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 13,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Ritter remains employed by us.

(13)	Includes (a) 155,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 20,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 5,000 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Tepera remains employed by us.

(14)	Includes (a) 12,500 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and (b) 13,000 shares of restricted Common Stock as to which the forfeiture restrictions will lapse in 3,250 share increments on May 31, 2007, 2008, 2009, and 2010, so long as Mr. Ford remains employed by us.

EXECUTIVE OFFICERS OF THE COMPANY

The names, ages and titles of our executive officers are listed below, along with a description of their business experience during the last five years. Information regarding Mr. White is set forth above under “Proposal One: Election of Directors — Information about Directors.”

Name	Age	Title

Kenneth T. White, Jr.	65	Chairman of the Board, President, Chief Executive Officer and Director
Ernesto Bautista, III	35	Vice President and Chief Financial Officer
William J. Thomas III	54	Vice President
Glen J. Ritter	53	Vice President
Jeffrey L. Tepera	41	Vice President and Chief Operating Officer
Stuart J. Ford	49	Vice President and Intellectual Property Counsel

Mr. Bautista, a certified public accountant, serves as our Vice President and Chief Financial Officer. From July 2000 to July 2006, when Mr. Bautista was appointed to his current position with the Company, Mr. Bautista served as our Vice President and Corporate Controller. From September 1994 to May 2000, Mr. Bautista served in various positions at Arthur Andersen LLP, most recently as a manager in the assurance practice, specializing in merging, high growth companies.

Mr. Thomas has served as our Vice President since May 2000, the President of our PathFinder Energy Services, Inc. subsidiary since June 1999 and the President of our Thomas Energy Services, Inc. subsidiary since June 1994. Mr. Thomas has over 25 years of experience in the oil and natural gas industry and has been employed by Thomas Energy Services since 1974.

Mr. Ritter has served as our Vice President since April 2005, and the President of our Coil Tubing Services, L.L.C. (“CTS”) subsidiary since the acquisition by the Company of CTS in May 2001. Prior to that time, Mr. Ritter was a part owner in and President of CTS since its inception in 1997. Mr. Ritter has over 29 years of experience in the oil and natural gas industry.

Mr. Tepera serves as our Vice President and Chief Operating Officer. From April 2000 until July 2006, when Mr. Tepera was appointed to his current position with the Company, Mr. Tepera served as our Vice President and Chief Financial Officer. From December 1997 until March 2000, Mr. Tepera served as our Vice President and Treasurer. From 1989 to December 1997, Mr. Tepera was employed by Arthur Andersen LLP serving in various positions, most recently as a manager in the assurance practice, specializing in emerging, high growth companies.

Mr. Ford, a registered patent attorney, has served as our Vice President and Intellectual Property Counsel since February 2002. Mr. Ford was formerly a partner in the law firm of Vinson & Elkins L.L.P., where he practiced from August 1998 to February 2002 specializing in patent and other intellectual property matters.

COMPENSATION DISCUSSION AND ANALYSIS

General Compensation Committee Structure

The Compensation Committee is currently comprised of Messrs. Whilden, Scott and Lightner. Messrs. Whilden and Scott served on the Compensation Committee throughout 2006, and Mr. Lightner joined the Compensation Committee in October 2006. During 2006, the Compensation Committee was comprised solely of non-employee directors who were each independent under the rules promulgated by the NYSE. During 2006, the Compensation Committee held four meetings.

The purpose of the Compensation Committee is to assist our Board in discharging its responsibilities with regard to executive compensation, which includes overseeing our executive compensation program and administering our equity compensation plans. The primary responsibilities of the Compensation Committee are to:

•	on an annual basis, review and approve corporate goals and objectives for our Chief Executive Officer and evaluate the performance of the Chief Executive Officer in light of such goals and objectives;

•	on an annual basis, set the annual compensation, including salary, bonus, incentive and equity compensation of the Chief Executive Officer based upon such evaluation;

•	on an annual basis, evaluate the performance and review the compensation structure for other executive officers and key employees;

•	on an annual basis, review and make recommendations to the Board with respect to incentive compensation plans and equity-based plans;

•	review and approve, for the Chief Executive Officer and other executive officers and key employees, all benefits, option or stock award grants, perquisites, employment agreements, severance agreements and change-in-control agreements; and

•	perform such other duties as the Board may assign to the Compensation Committee from time to time.

The Corporate Governance and Nominating Committee assists the Board with the determination of director compensation. For more information, please read “Governance Matters — Director Compensation” located elsewhere in this proxy statement.

The Compensation Committee has been delegated all authority of the Board as may be required to fulfill the Compensation Committee’s responsibilities. The Compensation Committee may form and delegate some or all of its authority to subcommittees when it deems appropriate. The Compensation Committee has the authority to engage compensation consultants to assist the Compensation Committee in the evaluation of our executive compensation programs. The Compensation Committee has sole authority to approve the compensation consultant’s fees and other retention terms and has the authority to cause us to pay the fees and expenses of such consultants. The Compensation Committee also has the authority to obtain advice and assistance from internal and external legal, accounting or other advisors, to approve the fees and expenses of such outside advisors and to cause us to pay the fees and expenses of such outside advisors.

For additional information regarding the Compensation Committee and its members, please read “Governance Matters — Compensation Committee” located elsewhere in this proxy statement.

Compensation Philosophy and Objectives of the Compensation Program

Our general compensation philosophy is to create a competitive total compensation package based on a pay for performance culture so as to attract and retain highly-qualified executive personnel and align the interests of such personnel with the short-term and long-term interests of our shareholders. The goals of the executive compensation program are to provide a total compensation package that is competitive with the prevailing practices for the industry in which we operate, allowing for above average total compensation when justified by business results and individual performance. As discussed below, our Compensation Committee believes that these objectives are accomplished through the structure of the elements of our executive compensation program.

Elements of Executive Compensation

Total Compensation

Total annual compensation for our executive officers includes three principal elements: base salary, annual cash incentive bonuses and long-term incentive compensation in the form of stock option and restricted stock awards. Based on the competitive practices in our industry and the other factors discussed below, the Compensation Committee believes that these compensation elements are consistent with our compensation philosophy and are most appropriate to further the goals of our executive compensation program discussed above.

Executive officers are compensated using a combination of short-term compensation (salary and annual cash incentive bonuses) and long-term incentive awards (stock options and restricted stock). Base salaries have historically been set to approximate the median of the executive base compensation of a peer group of companies selected by our independent compensation consultant, so that annual cash incentive bonuses, which are primarily determined by individual performance, can, if justified, constitute a larger portion of cash compensation. The

Compensation Committee believes that long-term incentive awards motivate and reward the creation of long-term shareholder value and drive our performance. The Compensation Committee has established a practice of awarding long-term incentive awards based on competitive practices, our continuing financial progress and individual performance.

Base Salary

Base salaries are paid for ongoing performance throughout the year. In establishing base cash compensation for our named executive officers, the Compensation Committee targets the median base cash compensation of executives of the peer group of companies selected by our independent compensation consultant having similar responsibilities. The Compensation Committee reviews base salaries annually to ensure they are competitive and commensurate with each named executive officer’s job responsibilities and his performance. In doing so, the Compensation Committee considers external market conditions, individual factors, our financial results and internal pay equities. In addition, the Compensation Committee considers the Chief Executive Officer’s base salary recommendations for named executive officers other than himself. Base salary of the Chief Executive Officer is reviewed and recommended by the Compensation Committee to the independent members of the Board based upon the same criteria.

Annual Cash Incentive Bonuses

Annual cash incentive bonuses are paid to reward individual performance and the achievement of corporate goals. The Compensation Committee establishes the maximum annual cash incentive bonus opportunity for each named executive officer at the beginning of each year. Such maximum is typically established as a percentage of each officer’s base salary. The maximum is reviewed annually to ensure that it is competitive and commensurate with each officer’s job responsibilities.

At the beginning of each year, the Compensation Committee establishes performance evaluation criteria for the Chief Executive Officer and approves the performance evaluation criteria for the named executive officers other than the Chief Executive Officer. These performance evaluation criteria may vary by officer.

Annual cash incentive bonuses are paid after the end of each calendar year once the Compensation Committee and the Board have evaluated our performance and each individual’s leadership qualities and performance during the prior year. The annual cash incentive bonuses for named executive officers typically comprise a larger portion of total short-term cash compensation. An individual officer’s annual cash incentive bonus may be lower than the target level as a result of lower than expected individual performance. There is also the potential for an individual officer’s annual cash incentive bonus to exceed the target level in the event of exceptional performance by us or the individual officer.

The performance evaluation process followed by the Compensation Committee is discussed below under “— Process for Determining Executive Compensation.”

Long-Term Incentive Awards

On an annual basis, the Compensation Committee considers the grant of long-term incentive awards in the form of stock options and restricted stock to named executive officers. Stock options and restricted stock are granted because these awards tie directly to the performance of our Common Stock and align the interests of the executive officers with the interests of our shareholders. The Compensation Committee also believes that grants of stock options and restricted stock provide an effective means of executive retention because the awards vest over a period of years and typically increase in value if our stock price increases. The Compensation Committee is responsible for approving such grants of long-term incentive awards.

Stock Options.  Prior to shareholder approval of our 2006 Stock Awards Plan, which occurred in May 2006, the Compensation Committee followed a policy of considering the award of stock options to executive officers on an annual basis under our 1997 Stock Option Plan. All stock option awards were made with option exercise prices equal to the fair market value of our Common Stock on the date of grant. Holders of stock option awards benefit only when and to the extent that our stock price increases after the option grant. Stock options typically vest over a four-year period in equal annual installments, beginning from the date of grant, and expire ten years from the date of grant.

Restricted Stock.  Under our 2006 Stock Awards Plan, the Compensation Committee is permitted to grant a variety of equity-based awards. The Compensation Committee, considering the impact of equity expensing, has chosen to grant executive officers restricted stock awards rather than stock options. Restricted stock awards are typically granted to executive officers on an “every-other-year” basis. Generally, restricted stock awards vest over a three or four-year period in equal annual installments, beginning from the date of grant.

Please see “— Process for Determining Executive Compensation” below for more information regarding the Compensation Committee’s process of considering the award of stock options and restricted stock on a periodic basis to our named executive officers. Please see “Executive Compensation — 2006 Summary Compensation Table” and “Executive Compensation — 2006 Grants of Plan-Based Awards” and the accompanying footnotes and narrative disclosures for more information regarding the stock options and restricted stock granted to our named executive officers. Please also see “Executive Compensation — Potential Payments Upon Termination or Change in Control” for a discussion of the conditions under which vesting of equity incentive awards may accelerate or the conditions under which such awards may be forfeited. The Compensation Committee has sought to design these accelerated vesting and forfeiture provisions to be consistent with the equity awards offered by the peer group of companies identified by our independent compensation consultant so as to make our long-term incentive awards competitive with such peer group of companies.

Health and Welfare Benefits

We offer subsidized health and other group benefits which include medical, dental, vision, disability and life insurance coverage as well as flexible spending accounts, to all eligible employees. Named executive officers may elect to receive such health and group benefits, subject to the payment of required premium payments. In addition, we pay the premiums on a life insurance policy for our President and Chief Executive Officer.

Vehicle Allowance

We provide monthly vehicle allowances to each named executive officer that are calculated based upon our estimate of annual depreciation, maintenance and operating costs. The Compensation Committee believes that the provision of a vehicle allowance is prevalent in our industry and is consistent with maintaining a competitive compensation package. We previously provided certain of our named executive officers with a company-owned vehicle, but we discontinued doing this during 2006.

Perquisites

We seek to maintain equal standards of treatment between named executive officers and other employees. Other than the use of company vehicles and vehicle allowances and the policy of life insurance provided for our President and Chief Executive Officer, personal perquisite and benefit allowances are not provided to named executive officers.

Additional Factors Considered When Determining Total Compensation

Benchmarking

In order to determine appropriate levels of total compensation for each of our named executive officers, the Compensation Committee conducts an evaluation of competitive trends with the help of its independent compensation consultant. The Compensation Committee reviews and makes recommendations for the level of total compensation for each of our named executive officers, including base salary, annual cash incentive bonuses and long-term incentive awards based partly on competitive benchmark data derived from executive compensation surveys. Our independent compensation consultant collects survey data from other companies it believes are a representative sample of peer group companies.

The survey data is used primarily to ensure that base salary levels of our named executive officers approximate the median of the companies surveyed, that our long-term incentive award grant practices are competitive and that our executive compensation program, as a whole, is competitive and generally within the 50th to 75th percentile of comparative compensation when targeted performance levels are achieved.

Employment Agreements

We provide employment agreements for all named executive officers. These employment agreements include provisions for benefits to be received upon termination under certain circumstances. The Compensation Committee believes that making these payments available will place the named executive officers in a position to objectively consider business combination transactions that would benefit shareholders without undue concern for their personal situation. For more information, please see “Executive Compensation — Named Executive Officer Employment Agreements” located elsewhere in this proxy statement for a description of the employment agreements for each named executive officer, as well as “Executive Compensation — Potential Payments upon Termination or Change in Control” located elsewhere in this proxy statement for a description of amounts potentially payable to the named executive officers upon termination of employment or a change in control.

Tax and Accounting Considerations

For compensation in excess of $1 million, Section 162(m) of the Code generally limits our ability to take a federal income tax deduction for compensation paid to the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, except for qualified performance-based compensation. Options issued under our 1997 Stock Option Plan have been structured to qualify as performance-based and, thus, would not be subject to this deduction limitation. Restricted stock awards made to date under the 2006 Stock Awards Plan have not been designed to qualify for this exemption. While the Compensation Committee will seek to utilize deductible forms of compensation to the extent practicable, it does not believe that compensation decisions should be made solely to maintain the deductibility of compensation for federal income tax purposes. Three of our executive officers reached the deduction limitation in 2006. The Compensation Committee plans to continue to evaluate our salary, bonus and stock awards programs relative to the Section 162(m) deduction limitation.

We adopted SFAS 123R as of January 1, 2006 and, accordingly, we expense the grant-date fair value of stock options, restricted stock and other equity-based compensation issued to employees, using the modified prospective method in which compensation cost is recognized based (1) on the requirements of SFAS 123R for all share-based payments granted after January 1, 2006 and (2) on the requirements of SFAS 123R for all awards granted to employees prior to January 1, 2006 that remain unvested on January 1, 2006. The fair value of each option award made after December 31, 2005 is estimated on the date of grant in accordance with the requirements set forth in SFAS 123R. Once the fair value of each award is determined, it is expensed in the income statement ratably over the vesting period. The Compensation Committee has considered the impact of expensing certain equity-based compensation and, accordingly, has chosen to reduce the use of stock options.

Process for Determining Executive Compensation

As discussed above, the principal elements of our named executive officers’ compensation consists of base salary, an annual cash incentive bonus and long-term incentive awards in the form of restricted stock or options to purchase our Common Stock. The following is a discussion of the steps generally followed by our Compensation Committee in establishing the compensation of our named executive officers as well as a discussion of the decisions made by the committee in respect of 2006.

At the beginning of each year, the Compensation Committee meets in person and by telephone several times to consider each named executive officer’s cash incentive bonus payable in respect of performance during the immediately preceding fiscal year, long-term incentive award grants in respect of performance during the immediately preceding fiscal year and base salary for the then current fiscal year.

During 2006 and the first quarter of 2007, the Compensation Committee engaged Hewitt Associates L.L.C. as its independent compensation consultant to (1) determine our peer group and to conduct an analysis comparing our executive compensation to that of such peer group, (2) review our internal executive pay elements and (3) provide an executive compensation survey, including an analysis of the total annual compensation of each named executive officer. The independent compensation consultant was retained by and is directly accountable to the Compensation Committee.

After receiving the report of the independent compensation consultant, the Compensation Committee undertook a review of our performance and each named executive officer’s performance relative to the performance evaluation criteria established at the beginning of 2006. These performance evaluation criteria included qualitative factors, such as the tone set for us by management and our continuing compliance with legal and regulatory requirements, and quantitative factors, such as earnings per share and EBITDA goals and meeting capital expenditure budgets. The Compensation Committee historically has not engaged in a formulaic evaluation of performance relative to the performance evaluation criteria. Rather, the Compensation Committee performs a more subjective evaluation, as the Compensation Committee believes that the dynamic nature of our business and the macroeconomic factors that impact our operations make rigid adherence to compensation formulae inappropriate and potentially inequitable. In addition, the Compensation Committee makes a subjective analysis of our performance, our performance relative to our peers and the individual named executive officer’s leadership qualities and performance. With respect to the named executive officers other than our Chief Executive Officer, the Compensation Committee also met with our Chief Executive Officer, who assists the Compensation Committee in the review process by making recommendations to the committee and playing an active role in the evaluation of such officers’ performance and the establishment of such officers’ compensation. The Chief Executive Officer does not participate in discussions about his individual compensation matters or in the making of recommendations by the Compensation Committee of his compensation.

Based on the foregoing and the input of its independent compensation consultant, the Compensation Committee makes decisions regarding base salary levels, cash incentive bonus levels and long-term incentive awards. The Compensation Committee then meets with the independent non-management directors in private executive session to review the recommendations of the Compensation Committee.

2006 Executive Compensation

Determination of 2006 Base Salary

During the first quarter of 2006 the Compensation Committee approved base salaries for the named executive officers. The Compensation Committee met with its independent compensation consultant, considered relevant industry and market data and reviewed executive compensation benchmark data derived from executive compensation surveys and information relating to our peer group when making its determination. Based on the Compensation Committee’s analysis of this information and its goals and objectives described above, the Compensation Committee determined the following 2006 base salaries were reasonable:

Name	Title	2006 Base Salary

Kenneth T. White, Jr.	Chairman, President and Chief Executive Officer	$475,000
Ernesto Bautista, III	Vice President and Chief Financial Officer	215,000
William J. Thomas III	Vice President	360,000
Glen J. Ritter	Vice President	360,000
Jeffrey L. Tepera	Vice President and Chief Operating Officer	300,000

2006 Company Performance

At the beginning of 2006, the Compensation Committee established a maximum annual cash incentive bonus level for each of the named executive officers. It also established performance evaluation criteria for our Chief Executive Officer and approved the performance evaluation criteria recommended by the Chief Executive Officer for the named executive officers other than himself. In early 2007, the Compensation Committee reviewed our actual performance relative to such performance evaluation criteria. For 2006, the Compensation Committee found that we generally had equaled or exceeded such goals. Although annual cash incentive bonuses are not formulaic, the Compensation Committee considered, among other factors, our performance and the competitive market in the industry during 2006 and determined that, to maintain a competitive compensation package and retain high quality employees, it needed to pay competitive annual incentive bonuses for 2006.

Chief Executive Officer Annual Cash Incentive Bonus

Based on the policies described above, the Compensation Committee reviewed all elements of Mr. White’s total compensation for 2006, including his base salary, annual cash incentive bonus and long-term incentive award. Based on the Compensation Committee’s review of these and external factors, they found Mr. White’s total compensation to be reasonable and not excessive. The Compensation Committee believed our performance in 2006 demonstrated that Mr. White had been successful in his role as Chief Executive Officer. Having reviewed the contribution that Mr. White made to our performance in 2006, the Compensation Committee believed that he continued to demonstrate the integrity, planning and leadership qualities that the executive compensation program was designed to foster and reward. In light of the foregoing, the Compensation Committee concluded that Mr. White should receive an annual cash incentive bonus for his 2006 performance in the amount of $950,000, which is based upon our performance and Mr. White’s exceptional individual performance.

Annual Cash Incentive Bonus of Other Named Executive Officers.

The Compensation Committee reviewed all elements of total compensation for the other named executive officers for 2006 in the same manner as they reviewed the total compensation for our Chief Executive Officer. The Compensation Committee also considered recommendations from the Chief Executive Officer regarding total compensation for the other named executive officers. Based on corporate performance for 2006, as well as the individual performance of the other named executive officers, the Compensation Committee concluded that (1) Mr. Bautista should receive an annual cash incentive bonus for his 2006 performance in the amount of $270,000, which is based upon our performance and Mr. Bautista’s exceptional individual performance, (2) Mr. Thomas should receive an annual cash incentive bonus for his 2006 performance in the amount of $450,000, which is based upon our performance and Mr. Thomas’ exceptional individual performance, (3) Mr. Ritter should receive an annual cash incentive bonus for his 2006 performance in the amount of $450,000, which is based upon our performance and Mr. Ritter’s exceptional individual performance and (4) Mr. Tepera should receive an annual cash incentive bonus for his 2006 performance in the amount of $375,000, which is based upon our performance and Mr. Tepera’s exceptional individual performance.

2006 Grants of Long-Term Incentive Awards

The Compensation Committee believes long-term incentive awards provide an effective means of executive retention and an incentive to build shareholder value. Based on the performance of our Common Stock and the Compensation Committee’s review of competitive practices, our financial achievements and individual performance, the Compensation Committee determined awards in the form of restricted stock to certain named executive officers were reasonable. Under our 2006 Stock Awards Plan, the Compensation Committee granted (1) 13,000 shares of restricted stock to Mr. Bautista, (2) 13,000 shares of restricted stock to Mr. Thomas, (3) 13,000 shares of restricted stock to Mr. Ritter and (4) 20,000 shares of restricted stock to Mr. Tepera. Mr. White did not receive a grant of restricted stock in 2006. No stock options were granted to any named executive officer during 2006. The terms of these restricted stock grants are described under “Executive Compensation — Outstanding Equity Awards at Fiscal Year-End.”

Determination of 2007 Annual Base Salary and Incentive Bonus Potential

In early 2007, the Compensation Committee also considered whether adjustments should be made to the base salaries and incentive bonus potential for the named executive officers for 2007. The Compensation Committee adjusted each named executive officer’s base salary and incentive bonus potential based on individual performance,

2007 market conditions and the other factors discussed above. The following table sets forth the 2007 base salaries and incentive bonus potential (as a percentage of base salary) for the named executive officers.

			2007 Incentive
			Bonus Potential
			(as a % of
Name	Title	2007 Base Salary	Base Salary)

Kenneth T. White, Jr.	Chairman, President and Chief Executive Officer	$500,000	200%
Ernesto Bautista, III	Vice President and Chief Financial Officer	250,000	125%
William J. Thomas III	Vice President	380,000	125%
Glen J. Ritter	Vice President	380,000	125%
Jeffrey L. Tepera	Vice President and Chief Operating Officer	350,000	133%

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based upon such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement on Schedule 14A.

The Compensation Committee

Robert H. Whilden, Jr., Chairman
Milton L. Scott
James D. Lightner

EXECUTIVE COMPENSATION

2006 Summary Compensation Table

The following table summarizes compensation of our named executive officers for the year ended December 31, 2006.

			Stock	Option	All Other
	Salary	Bonus(1)	Awards(2)	Awards(2)	Compensation(3)	Total
Name and Principal Position	($)	($)	($)	($)	($)	($)

Kenneth T. White, Jr.	$475,000	$950,000	$226,800	$217,806	$43,193	$1,912,799
Chairman, President and
Chief Executive Officer
Ernesto Bautista, III	215,000	270,000	106,811	162,479	32,073	786,363
Vice President and
Chief Financial Officer
William J. Thomas III	360,000	450,000	106,811	207,418	26,800	1,151,029
Vice President
Glen J. Ritter	360,000	450,000	106,811	120,456	26,800	1,064,067
Vice President
Jeffrey L. Tepera	300,000	375,000	164,325	324,958	25,916	1,190,199
Vice President and
Chief Operating Officer

(1)	Represents bonuses earned for the respective year that were paid subsequent to year end.

(2)	Represents the fair value of stock and option awards that were expensed during 2006. See Note 2 to the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006 for the assumptions used to calculate the fair value of stock and option awards.

(3)	For Mr. White, includes $16,204 of vehicle allowances, $17,250 of premium payments on a policy of life insurance made by us on behalf of Mr. White and $8,800 of contractual and discretionary contributions by us to Mr. White’s 401(k) plan accounts. For Mr. Bautista, includes $22,732 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Bautista’s 401(k) plan accounts. For Mr. Thomas, includes $18,000 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Thomas’ 401(k) plan accounts. For Mr. Ritter, includes $18,000 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Ritter’s 401(k) plan accounts. For Mr. Tepera, includes $16,801 of vehicle allowances and $8,800 of contractual and discretionary contributions by us to Mr. Tepera’s 401(k) plan accounts.

2006 Grants of Plan-Based Awards

The following table sets forth information regarding the grants of restricted stock to our named executive officers during 2006. The restricted stock vests ratably over a four-year period, commencing on the grant date, in 25% increments after each year of service has been completed. No stock options were granted to any named executive officer during 2006.

		Stock Awards:	Grant Date
		Number of	Fair Value
		Shares of	of Stock
		Stock	Awards(1)
Name	Grant Date	(#)	($)

Kenneth T. White, Jr.	—	—	$—
Ernesto Bautista, III	5/31/2006	13,000	732,420
William J. Thomas III	5/31/2006	13,000	732,420
Glen J. Ritter	5/31/2006	13,000	732,420
Jeffery L. Tepera	5/31/2006	20,000	1,126,800

(1)	Represents the grant date fair value of restricted stock awards based on the closing price of our Common Stock on the grant date of May 31, 2006 of $56.34.

Named Executive Officer Employment Agreements

Mr. White serves as our Chairman, President and Chief Executive Officer under an employment agreement with a term that ends on September 30, 2009. Mr. White’s employment agreement provides for a minimum base salary of $500,000 plus a vehicle or vehicle allowance, premium payments on a life insurance policy and other benefits which are available to our other executive employees. Mr. White is also entitled to receive incentive compensation up to a maximum of 200% of his base salary each year as determined by the Board. Under the employment agreement, our Compensation Committee annually reviews Mr. White’s base salary for possible increases. For fiscal year 2007, the Board has approved a base salary of $500,000 for Mr. White and incentive compensation up to a maximum of 200% of his base salary.

Mr. White’s employment agreement provides Mr. White the right, with the consent of the Board, to resign from his position as our President and Chief Executive Officer at any time during the term of the employment agreement (a “Partial Resignation”). If the Board accepts Mr. White’s request for a Partial Resignation, Mr. White would continue to be our employee and serve as the Chairman of our Board for a three-year term commencing on the date of such Partial Resignation. During such term, Mr. White would receive a minimum base salary of $500,000, subject to review and possible increases by the Compensation Committee, but would not be entitled to receive any incentive compensation.

Mr. White has agreed during the term of the employment agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the states of Texas or Louisiana.

Mr. Bautista serves as our Vice President and Chief Financial Officer under an employment agreement with an initial term that ends on December 31, 2009. Mr. Bautista’s employment agreement is automatically extended for additional one-year periods following that date unless terminated by Mr. Bautista or us at least 90 days prior to the date of such extension. Mr. Bautista’s employment agreement provides for a minimum base salary of $250,000, plus a vehicle or vehicle allowance and other benefits which are available to our other executive employees. Mr. Bautista is also entitled to incentive compensation up to a maximum of 125% of his base salary each year, as determined by the Board. Under the employment agreement, our Compensation Committee annually reviews Mr. Bautista’s base salary for possible increases. For fiscal year 2007, the Board has approved a base salary of $250,000 for Mr. Bautista and incentive compensation up to a maximum of 125% of his base salary.

Mr. Bautista has agreed during the term of the employment agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the states of Texas or Louisiana.

Mr. Thomas serves as our Vice President under an employment agreement with an initial term that ends on December 31, 2009. Mr. Thomas’ employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Thomas or us at least 90 days prior to the date of such extension. Mr. Thomas’ employment agreement provides for a minimum base salary of $380,000, plus a vehicle or vehicle allowance and other benefits which are available to our other executive employees. Mr. Thomas is also entitled to incentive compensation up to a maximum of 125% of his base salary each year, as determined by the Board. Under the employment agreement, our Compensation Committee annually reviews Mr. Thomas’ base salary for possible increases. For fiscal year 2007, the Board has approved a base salary of $380,000 for Mr. Thomas and incentive compensation up to a maximum of 125% of his base salary.

Mr. Thomas has agreed during the term of the employment agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the states of Texas or Louisiana.

Mr. Ritter serves as our Vice President under an employment agreement with an initial term that ends on December 31, 2009. Mr. Ritter’s employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Ritter or us at least 90 days prior to the date of such extension. Mr. Ritter’s employment agreement provides for a minimum base salary of $380,000, plus a vehicle or vehicle allowance and other benefits which are available to our other executive employees. Mr. Ritter is also entitled to incentive compensation up to a maximum of 125% of his base salary each year, as determined by the Board. Under the employment agreement, our Compensation Committee annually reviews Mr. Ritter’s base salary for possible increases. For fiscal year 2007, the Board has approved a base salary of $380,000 for Mr. Ritter and incentive compensation up to a maximum of 125% of his base salary.

Mr. Ritter has agreed during the term of the employment agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the states of Texas or Louisiana.

Mr. Tepera serves as our Vice President and Chief Operating Officer under an employment agreement with an initial term that ends on December 31, 2009. Mr. Tepera’s employment agreement will be automatically extended for additional one-year periods following that date unless terminated by Mr. Tepera or us at least 90 days prior to the date of such extension. Mr. Tepera’s employment agreement provides for a minimum base salary of $350,000, plus a vehicle or vehicle allowance and other benefits which are available to our other executive employees. Mr. Tepera is also entitled to incentive compensation up to a maximum of 133% of his base salary each year, as determined by the Board. Under the employment agreement, our Compensation Committee annually reviews Mr. Tepera’s base salary for possible increases. For fiscal year 2007, the Board has approved a base salary of $350,000 for Mr. Tepera and incentive compensation up to a maximum of 133% of his base salary.

Mr. Tepera has agreed during the term of the employment agreement, and for a period of two years after any voluntary termination, not to engage directly or indirectly in, render advice or services to, be employed by, or hold an ownership interest in, any type of business in which we or any of our subsidiaries are actively engaged in the states of Texas or Louisiana.

Please see “— Potential Payments upon Termination or Change in Control” for a description of amounts potentially payable under the named executive officers’ employment agreements upon termination of employment or a change in control.

1999 Non-Statutory Stock Option Plan

On March 29, 1999, prior to our initial public offering, Mr. White was granted an option to purchase 900,900 shares of Common Stock at a purchase price of $4.55 per share. As of December 31, 2006, the remaining unexercised option to purchase 345,000 shares of Common Stock was vested. This option is exercisable by

Mr. White at any time until March 29, 2009 and is not transferable. Upon Mr. White’s death or disability, or the termination of his employment for any reason, Mr. White or his estate, as the case may be, may exercise this option at any time within three months from the date of such termination, death or disability.

2004 Restricted Stock Grant

On May 12, 2004, our shareholders approved the grant of 75,000 shares of restricted stock to Mr. White. 50,000 of these shares of restricted stock were vested as of December 31, 2006. The remaining 25,000 unvested shares of restricted stock are subject to forfeiture restrictions pursuant to which Mr. White is prohibited from transferring such shares and pursuant to which he will be obligated to forfeit and surrender the shares back to us if he terminates his employment with us while the forfeiture restrictions are still effective. The forfeiture restrictions will terminate as to the remaining 25,000 shares on May 12, 2007, so long as Mr. White remains employed by us. The forfeiture restrictions also will terminate to the extent still in effect (1) if Mr. White’s employment with us is terminated because of death or disability, (2) if such employment is terminated by us without cause, (3) if such employment is terminated by Mr. White with cause or (4) upon a change of control. While the forfeiture restrictions are applicable to the restricted shares, Mr. White will be entitled to vote the restricted shares and receive dividends declared thereon, if any.

1997 Stock Option Plan

Our Board adopted the 1997 Stock Option Plan (the “1997 Plan”) in August 1997. The Compensation Committee was granted sole authority by the Board to administer the 1997 Plan. In connection with adopting the 2006 Stock Awards Plan, discussed below, we terminated our right to make further awards under the 1997 Plan. However, a number of stock options remain outstanding under the 1997 Plan, and such plan remains effective with respect to those outstanding awards.

Each option granted under the 1997 Plan contains terms and conditions as approved by the Compensation Committee. The Compensation Committee has granted options under the 1997 Plan that vest over a four-year period and expire in all cases 10 years from the date the options were granted. Except in certain circumstances, including a merger or consolidation with another corporation or the sale of substantially all of our assets, no option may be exercised unless the continuous service requirement has been satisfied. If an optionee’s employment terminates for any reason, the option may be exercised during the three-month period following the termination, but only to the extent vested at the time of the termination.

Each option is assignable or transferable only by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by Code or Title 1 of the Employee Retirement Income Security Act of 1974, as amended, and will be exercisable during the optionee’s lifetime only by the optionee or the optionee’s guardian or legal representative.

No consideration was payable to us upon the grant of any option. The exercise price of options granted under the 1997 Plan is equal to the market value of our Common Stock on the date options were granted.

Our Board may amend or terminate the 1997 Plan as it deems advisable. Termination of the 1997 Plan will not affect the rights of the optionees or their successors under any options outstanding and not exercised in full on the date of termination.

2006 Stock Awards Plan

In May 2006, our shareholders approved the Board’s March 2006 adoption of the 2006 Stock Awards Plan (the “2006 Plan”). The Compensation Committee was granted sole authority by the Board to administer the 2006 Plan and has sole authority to (1) grant awards pursuant to the terms of the 2006 Plan, (2) select participants from those individuals eligible to receive awards under the 2006 Plan, (3) determine the type of award that is to be granted under the 2006 Plan, (4) determine the number of shares of Common Stock to be covered by each award, (5) establish the terms and conditions of any award granted, (6) modify, amend or adjust the terms and conditions of any award subject to the terms of the 2006 Plan and (7) determine under what circumstances an award may be settled in cash or Common Stock. Awards that may be granted under the 2006 Plan include stock options, stock appreciation rights, restricted stock, restricted stock units, performance units and other stock-based awards. The Compensation Committee will fix the term of each award, but no award of stock options or stock appreciation rights may be exercisable more than seven years after the date the award is granted.

The Compensation Committee has granted restricted stock awards under the 2006 Plan that vest over a four-year period. Each restricted stock award will vest and become unrestricted at each vesting date, provided that the participant is continuously employed with us through each vesting date. If a participant’s employment terminates for any reason other than death, disability, or change in control, then any shares of restricted stock that are not vested as of the date of termination will be forfeited by the participant and canceled by us. Any shares of restricted stock that are not vested shall fully vest and become unrestricted if we undergo a change in control or if the participant’s employment is terminated due to death or disability.

Shares subject to the restricted stock awards that are unvested are transferable only by will or by the laws of descent and distribution. Otherwise, shares subject to the restricted stock awards that are unvested may not be sold, assigned, pledged, encumbered or otherwise transferred.

Our Board may amend, alter or discontinue the 2006 Plan, but no amendment, alteration or discontinuation may be made which would impair the rights of a participant without the participant’s consent, except for amendments made to comply with applicable law, stock exchange rules or accounting rules. In addition, no amendment shall be made without the approval of our shareholders to the extent such approval is required by applicable law or stock exchange rules or to comply with Section 162(m) of the Code.

The Compensation Committee may amend the terms of any awards granted under the 2006 Plan, but no amendment shall impair the rights of any holder without the holder’s consent except for an amendment made to cause the 2006 Plan or such award to comply with applicable law, stock exchange rules or accounting rules.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding the number of shares of unexercised stock options and the number of shares and value of unvested restricted stock outstanding on December 31, 2006 for our named executive officers. The market value of shares of restricted stock that have not vested was determined using the closing price of our Common Stock as of December 29, 2006 of $48.69.

	Option Awards					Restricted Stock Awards
	Number of	Number of				Number of
	Securities	Securities				Shares of		Market Value
	Underlying	Underlying				Restricted		of Shares of
	Unexercised	Unexercised		Option		Stock		Restricted Stock
	Options	Options		Exercise		That Have		That Have
	(#)	(#)		Price	Option Expiration	Not Vested		Not Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

Kenneth T. White, Jr.	345,000	—		$4.55	3/29/2009	—		$—
	—	—		—	—	25,000	(1)	1,217,250
	18,750	56,250	(2)	22.95	5/11/2015	—		—
Ernesto Bautista, III	1,250	—		16.50	10/11/2010	—		—
	5,000	5,000	(3)	18.64	8/26/2013	—		—
	10,000	10,000	(4)	15.28	2/5/2014	—		—
	—	18,750	(5)	22.95	5/11/2015
	—	—		—	—	13,000	(6)	632,970
William J. Thomas III	7,500	7,500	(3)	18.64	8/26/2013	—		—
	15,000	15,000	(7)	15.28	2/5/2014	—		—
	6,250	18,750	(5)	22.95	5/11/2015	—		—
	—	—		—	—	13,000	(6)	632,970
Glen J. Ritter	50,000	—		22.88	7/30/2011	—		—
	15,000	5,000	(8)	18.06	4/22/2013	—		—
	6,250	18,750	(5)	22.95	5/11/2015	—		—
	—	—		—	—	13,000	(6)	632,970
Jeffrey L. Tepera	40,000	—		16.50	10/11/2010	—		—
	30,000	—		22.88	7/30/2011	—		—
	30,000	10,000	(3)	18.64	8/26/2013	—		—
	20,000	20,000	(9)	15.28	2/5/2014	—		—
	12,500	37,500	(10)	22.95	5/11/2015	—		—
	—	—		—	—	20,000	(11)	973,800

(1)	These shares of unvested restricted stock will vest on May 12, 2007.

(2)	These options will vest and become exercisable as follows: 18,750 on May 11, 2007, 18,750 on May 11, 2008, and 18,750 on May 11, 2009.

(3)	These options will vest and become exercisable on August 26, 2007.

(4)	These options will vest and become exercisable as follows: 5,000 on February 5, 2007, and 5,000 on February 5, 2008.

(5)	These options will vest and become exercisable as follows: 6,250 on May 11, 2007, 6,250 on May 11, 2008, and 6,250 on May 11, 2009.

(6)	These shares of unvested restricted stock will vest as follows: 3,250 on May 31, 2007, 3,250 on May 31, 2008, 3,250 on May 31, 2009, and 3,250 on May 31, 2010.

(7)	These options will vest and become exercisable as follows: 7,500 on February 5, 2007, and 7,500 on February 5, 2008.

(8)	These options will vest and become exercisable on April 22, 2007.

(9)	These options will vest and become exercisable as follows: 10,000 on February 5, 2007, and 10,000 on February 5, 2008.

(10)	These options will vest and become exercisable as follows: 12,500 on May 11, 2007, 12,500 on May 11, 2008, and 12,500 on May 11, 2009.

(11)	These shares of unvested restricted stock will vest as follows: 5,000 on May 31, 2007, 5,000 on May 31, 2008, 5,000 on May 31, 2009, and 5,000 on May 31, 2010.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and shares of restricted stock vested during 2006 for our named executive officers.

	Option Awards		Restricted Stock Awards
			Number of
	Number of		Restricted Shares
	Shares Acquired	Value Realized	Acquired on	Value Realized
	on Exercise	on Exercise(1)	Vesting	on Vesting(2)
Name	(#)	($)	(#)	($)

Kenneth T. White, Jr.	275,000	$12,003,085	25,000	$1,258,000
Ernesto Bautista, III	20,000	802,994	—	—
William J. Thomas III	15,000	682,092	—	—
Glen J. Ritter	25,000	646,269	—	—
Jeffrey L. Tepera	30,000	954,489	—	—

(1)	Represents the amount realized upon the exercise of options determined by subtracting the option exercise price from the market price of our Common Stock on the exercise date.

(2)	Represents the value realized upon vesting determined by multiplying the number of shares of Common Stock acquired upon vesting by the market value of our Common Stock on the vesting date.

Potential Payments Upon Termination or Change in Control

This section describes the amounts potentially payable to our named executive officers upon termination of employment or if we undergo a change in control under their employment agreements and our stock plans and other compensation programs. The amounts set forth in this section are estimates that are based on a number of assumptions. Actual amounts payable to our named executive officers could be materially different. The following discussion is based on each named executive officer’s employment agreement, salary level and restricted stock and stock option holdings as of December 31, 2006 and the benefits paid to the named executive officer during fiscal year 2006. In addition, it assumes a price per share of our Common Stock of $48.69, which was the closing price per share on December 29, 2006, as reported on the NYSE.

We entered into amendments with Messrs. White, Bautista, Thomas, Ritter and Tepera to their respective employment agreements in March 2007. The terms of the employment agreements, as amended, between us and these named executive officers are described under “— Named Executive Officer Employment Agreements.”

Kenneth T. White, Jr.

If Mr. White is terminated for any of the following reasons, he is entitled to receive the Termination Benefits described below:

•	Mr. White’s employment agreement expires at the end of the current term;

•	we terminate Mr. White for any reason other than death, disability or for cause;

•	Mr. White resigns due to a material breach by us of his employment agreement, a significant reduction in his duties or responsibilities, the assignment to him of duties materially inconsistent with his position or a relocation of more than 25 miles from his present business address (collectively, “good reason”);

•	Mr. White resigns within the 180-day period beginning on the date upon which a change in control occurs;

•	Mr. White resigns because the Board has refused to consent to his exercise of his Partial Resignation right described under “— Named Executive Officer Employment Agreements”; or

•	Mr. White resigns after September 30, 2009.

Mr. White’s employment agreement defines “Termination Benefits” as follows:

•	a lump sum cash payment equal to 250% of the sum of his base salary in effect on the date of termination and the highest annual incentive compensation payment paid to Mr. White by us during the three years prior to the date of termination;

•	full vesting and immediate ability to exercise all outstanding stock options, restricted awards and other equity based awards granted to Mr. White;

•	a consulting agreement whereby Mr. White shall continue to perform services as a consultant to us for up to twenty (20) hours per month for a term of five (5) years for consideration of $25,000 per annum payable monthly; and

•	continuation of participation in all health, medical and life insurance plans that may be in effect from time to time, but only to the extent Mr. White is eligible under the terms of such plans, from the date of termination for a period of five (5) years.

However, if the applicable termination event occurs after Mr. White elects to resign as our President and Chief Executive Officer and serve only as our Chairman, as described under “— Named Executive Officer Employment Agreements,” the percentage described in the first bullet point above would be 125% rather than 250%. We have assumed for purposes of the calculation below that the applicable termination event occurs prior to such election.

If Mr. White is terminated for either of the following reasons, he is entitled to receive an amount equal to twelve months of his base salary as in effect on the date of his termination:

•	upon his death; or

•	if we terminate Mr. White’s employment upon his incapacitation by accident, sickness or other circumstance rendering him mentally or physically incapable of performing his duties (“disability”).

If Mr. White is terminated by us for cause or he terminates his employment other than for one of the reasons described in the third through sixth bullet points in the list first set forth above, then no termination or severance benefits are payable to Mr. White by us.

If any payment or benefit under Mr. White’s employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, Mr. White is entitled to receive an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. White’s employment was terminated under each of the foregoing circumstances, including a change in control that occurred on December 31, 2006, such payments and benefits have an estimated value as follows (less applicable withholding taxes):

Kenneth T. White, Jr.

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Consulting	Benefit	Tax
	and Bonus	Awards(1)	Arrangement	Continuation(2)	Gross-Ups
Scenario	($)	($)	($)	($)	($)

Expiration of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. White for good reason, in connection with a change in control, following the Board’s refusal to give consent to Partial Resignation, or after September 30, 2009 for any reason whatsoever	$3,437,500	$2,665,125	$125,000	$86,377	$—
Termination by us upon death or disability	475,000	1,217,250	—	—	—

(1)	As of December 31, 2006, Mr. White held 56,250 unvested stock options and 25,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 56,250 shares underlying Mr. White’s unvested options by $48.69, the closing price of our Common Stock on December 29, 2006, and then deducting the aggregate $22.95 exercise price for these options. The value of accelerated unvested restricted stock was calculated by multiplying 25,000 shares by $48.69.

(2)	The value of benefit continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. White, maintaining the same levels of medical, dental and other insurance in effect as of December 31, 2006, less the amount of premiums paid by the employee for such coverage.

Ernesto Bautista, III, William J. Thomas, III, Glen J. Ritter, Jeffrey L. Tepera

If any of Mr. Bautista, Mr. Thomas, Mr. Ritter or Mr. Tepera is terminated for any of the following reasons, such officer is entitled to receive the Termination Benefits described below:

•	such officer’s employment agreement is not renewed by us upon expiration of the current term;

•	we terminate such officer for any reason other than death, disability or for cause;

•	such officer resigns with good reason; or

•	such officer resigns within the 180-day period beginning on the date upon which a change in control occurs.

Each officer’s employment agreement defines “Termination Benefits” as follows:

•	a lump sum cash payment equal to 200% of the sum of such officer’s base salary in effect on the date of termination and the highest annual incentive compensation payment paid to such officer by us during the three years prior to the date of termination; and

•	full vesting and immediate ability to exercise all of the outstanding stock options, restricted awards and other equity based awards granted by us to such officer.

If any of the above officers is terminated for either of the following reasons, such officer is entitled to receive an amount equal to six months of his base salary as in effect on the date of his termination:

•	upon his death; or

•	if we terminate such officer’s employment upon his disability.

If such officer is terminated by us for cause or he terminates his employment other than for one of the reasons described in the second or third bullet points in the list first set forth above, then no termination or severance benefits are payable to such officer by us.

If any payment or benefit under such officer’s employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, such officer is entitled to receive an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming such officer’s employment was terminated under each of the foregoing circumstances, including a change in control that occurred on December 31, 2006, such payments and benefits would have had an estimated value as follows (less applicable withholding taxes):

Ernesto Bautista, III

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
	and Bonus	Awards(1)	Gross-Ups
Scenario	($)	($)	($)

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Bautista for good reason	$810,000	$1,599,945	$—
Termination by Mr. Bautista in connection with a change in control	810,000	1,599,945	418,394
Termination by us at officer’s death or disability	107,500	632,970	—

(1)	As of December 31, 2006, Mr. Bautista held 33,750 unvested stock options and 13,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 33,750 shares underlying Mr. Bautista’s unvested options by $48.69, the closing price of our Common Stock on December 29, 2006, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 13,000 shares by $48.69.

William J. Thomas III

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
	and Bonus	Awards(1)	Gross-Ups
Scenario	($)	($)	($)

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Thomas for good reason or in connection with a change in control	$1,400,000	$1,842,120	$—
Termination by us at officer’s death or disability	180,000	632,970	—

(1)	As of December 31, 2006, Mr. Thomas held 41,250 unvested stock options and 13,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 41,250 shares underlying Mr. Thomas’ unvested options by $48.69, the closing price of our Common Stock on December 29, 2006, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 13,000 shares by $48.69.

Glen J. Ritter

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
	and Bonus	Awards(1)	Gross-Ups
Scenario	($)	($)	($)

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Ritter for good reason	$1,400,000	$1,268,745	$—
Termination by Mr. Ritter in connection with a change in control	1,400,000	1,268,745	710,380
Termination by us at officer’s death or disability	180,000	632,970	—

(1)	As of December 31, 2006, Mr. Ritter held 23,750 unvested stock options and 13,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 23,750 shares underlying Mr. Ritter’s unvested options by $48.69, the closing price of our Common Stock on December 29, 2006, and then deducting the respective exercises prices ($18.06 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 13,000 shares by $48.69.

Jeffrey L. Tepera

		Value of
	Cash Severance	Accelerated
	of Base Salary	Equity	Tax
	and Bonus	Awards(1)	Gross-Ups
Scenario	($)	($)	($)

Non-renewal by us of employment agreement, termination by us other than for death, disability or for cause, or termination by Mr. Tepera for good reason	$1,120,000	$2,907,750	$—
Termination by Mr. Tepera in connection with a change in control	1,120,000	2,907,750	587,093
Termination by us at officer’s death or disability	150,000	973,800	—

(1)	As of December 31, 2006, Mr. Tepera held 67,500 unvested stock options and 20,000 shares of unvested restricted stock. The value of accelerated unvested options was calculated by multiplying 67,500 shares underlying Mr. Tepera’s unvested options by $48.69, the closing price of our Common Stock on December 29, 2006, and then deducting the respective exercises prices ($15.28 — $22.95) for these options. The value of accelerated unvested restricted stock was calculated by multiplying 20,000 shares by $48.69.

Equity Compensation Plans

The tables below provide information relating to our equity compensation plans as of December 31, 2006:

	Number of
	Unvested Shares
	of Restricted
	Stock and			Number of Securities
	Number of			Remaining Available for
	Securities to		Weighted-Average	Future Issuance Under
	be Issued Upon		Exercise Price of	Compensation Plans
	Exercise of		Outstanding	(Excluding Securities
Plan Category	Outstanding Options		Options	Reflected in First Column)

Equity compensation plans approved by security holders	2,143,904	(1)(2)	$16.94	901,100
Equity compensation plans not approved by security holders	345,000	(3)	4.55	—

Total	2,488,904	(1)(2)	15.08	901,100

(1)	Includes 75,000 shares of restricted stock issued to our President and Chief Executive Officer. The forfeiture restrictions lapsed in annual 25,000 share increments in May 2005 and May 2006, and the remaining forfeiture restrictions are scheduled to lapse in May 2007, assuming the continued employment of our President and Chief Executive Officer. These restricted shares do not have an exercise price; they have, thus, been excluded in calculating the weighted average exercise price.

(2)	Includes 117,000 shares of restricted stock issued to various employees and directors. The forfeiture restrictions are scheduled to lapse in annual 25% increments beginning in May 2007 assuming the continued employment of the individuals awarded the restricted stock. These restricted shares do not have an exercise price; they have, thus, been excluded in calculating the weighted average exercise price.

(3)	On March 29, 1999, prior to our initial public offering, we granted to Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, an option to purchase 900,900 shares of our common stock at a purchase price of $4.55 per share. The issuance of this option was approved by the Board of Directors but was not submitted to our shareholders for their approval. This option, which is fully vested, is exercisable by Mr. White at any time until March 29, 2009 and is not transferable. Upon Mr. White’s death or disability, or the termination of his employment for any reason, this option will terminate and expire; although, Mr. White (or his estate or the person who acquires this option by will or the laws of descent or distribution or otherwise by the reason of Mr. White’s death) may exercise this option for a period of three months following any such event. As of December 31, 2006, 345,000 of these options have not been exercised.

AUDIT COMMITTEE MATTERS

Audit Committee Report

The Audit Committee of the Board (the “Audit Committee”) consists of three members of the Company’s Board, Messrs. Scott, Brock and Lightner, each of whom is independent as defined in the NYSE’s listing standards. The duties and responsibilities of the Audit Committee are set forth in the Amended and Restated Audit Committee Charter, which is available on the Company’s website at http://whes.com, and in print upon written request to the Secretary, W-H Energy Services, Inc. 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042. The Audit Committee has (1) reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2006 with the Company’s management, (2) discussed with Grant Thornton LLP (“Grant”), the Company’s independent registered public accounting firm for fiscal year 2006, the matters required to be discussed by Statement on Auditing Standards No. 61 and Statement on Auditing Standards No. 90 and (3) received and discussed the written disclosures and the letter from Grant required by Independence Standards Board Statement No. 1 and has discussed with Grant their independence from the Company. Based on such review and discussions with management and Grant, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 for filing with the SEC.

The Audit Committee

Milton L. Scott, Chairman
John R. Brock
James D. Lightner

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which is available on our website at http://www.whes.com. The purpose of the policy is to establish policies and procedures to pre-approve audit and non-audit related services performed by our independent registered public accounting firm to ensure that they do not impair such firm’s independence from us. The Audit Committee may delegate pre-approval authority to one or more of its members, but it may not delegate to Company management its responsibilities to pre-approve services performed by our independent registered public accounting firm. All services provided by Grant during 2006 were within the pre-approval policy and authorization. The Audit Committee regularly reviews audit related and tax services provided by Grant and the associated fees and considers whether the provision of such services is compatible with maintaining the independence of Grant. See the report of the Audit Committee above. All of the fees described below were pre-approved by the Audit Committee.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed by Grant to us for the last two fiscal years for (1) the audit of our annual financial statements and review of financial statements included in our Quarterly Reports on Form 10-Q (“Audit Fees”), (2) assurance and related services provided that are reasonably related to the audit (“Audit-Related Fees”), (3) tax compliance, advice, and planning (“Tax Fees”) and (4) other products or services provided (“All Other Fees”):

	2006	2005

Audit Fees	$647,694	$548,769
Audit-Related Fees	—	—
Tax Fees(1)	132,086	148,158
All Other Fees	—	—

Total	$779,780	$696,927

(1)	Tax Fees consist primarily of property and state tax consultation.

Financial Information Systems Design and Implementation

Grant did not perform financial information system design or implementation services for us as specified in Rule 2-01 of Regulation S-X for the year ended December 31, 2006.

Selection of Independent Accountants

Grant served as our independent registered public accounting firm for fiscal 2006. The Audit Committee is scheduled to conduct an annual performance review of Grant and, following this review, will appoint the independent registered public accounting firm for fiscal year 2007. A representative of Grant is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Relationship With Independent Public Accountants

The Audit Committee annually considers the selection of our independent public accountants. Effective April 8, 2005, following the Audit Committee’s determination, PricewaterhouseCoopers LLP (“PwC”) was terminated as our independent public accountant and Grant was appointed to serve as our independent public accountant for 2005.

PwC’s reports on our consolidated financial statements for the fiscal years ended December 31, 2003 and 2004 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle.

During the Company’s fiscal years ended December 31, 2003 and 2004 and through the date of PwC’s termination, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to PwC’s satisfaction, would have caused them to make reference to the subject matter in connection with their report on our consolidated financial statements for such years. There were no reportable events of the kind listed in Item 304(a)(1)(v) of Regulation S-K.

We provided PwC with a copy of the foregoing disclosure and requested PwC to furnish us with a letter addressed to the SEC stating whether it agrees with the statements by us in the foregoing disclosure and, if not, stating the respects in which it does not agree. PwC’s letter, which stated that it was in agreement with the preceding disclosure, was filed as Exhibit 16 to our Current Report on Form 8-K dated April 13, 2005.

During the fiscal years ended December 31, 2003 and 2004 and through April 13, 2005, we did not consult Grant with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events listed in Items 304(a)(2)(i) and (ii) of Regulation S-K.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a discussion of transactions between us and our executive officers, directors and shareholders owning more than 5% of our Common Stock. We believe that the terms of each of these transactions were at least as favorable as could have been obtained in similar transactions with unaffiliated third parties.

We are party to indemnification agreements with our directors and executive officers containing provisions requiring us to, among other things, indemnify them against liabilities that may arise by reason of their service to us, other than liabilities arising from willful misconduct of a culpable nature, and to advance expenses they incur as a result of any proceeding against them as to which they could be indemnified.

One of our subsidiaries, Thomas Energy Services, Inc. (“TES”), leases a facility in New Iberia, Louisiana from Mr. Thomas, a Company Vice President. In 2006, TES paid Mr. Thomas approximately $108,000 under this lease.

One of our subsidiaries, Coil Tubing Services, L.L.C. (“CTS”), leases a facility in Broussard, Louisiana from a partnership of which Mr. Ritter, a Company Vice President, is a partner. In 2006, CTS paid the partnership approximately $373,000 under this lease.

An immediate family member of one of our officers is employed by one of our subsidiaries. During 2006, this individual received employment compensation from such subsidiary of approximately $281,000.

Kenneth T. White, Jr., our Chairman, President and Chief Executive Officer, is the owner of Penny-Farthing Press Inc., a publishing company, which occasionally performs graphic design and other services for us and several of our subsidiaries. In 2006, the Company made no payments to Penny-Farthing Press Inc. During that same period Penny-Farthing Press Inc. made payments to the Company of approximately $59,000 primarily for rental of office space.

We have established a written Related Party Transaction Policy to assist in our review of transactions with a value in excess of $120,000 in which we or one of our subsidiaries is a participant and any Related Party (as defined below) has or will have a direct or indirect interest (“Transaction”).

Under this policy, a Related Party includes (1) our directors, director nominees and executive officers since the beginning of our last fiscal year, (2) beneficial owners of 5% or more of our Common Stock, (3) an immediate family member of the foregoing or (4) any entity in which any of the foregoing persons is employed or is a general partner or in which such person has a 10% or greater beneficial ownership interest. Immediate family members include a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

The Related Party Transaction Policy provides that the Audit Committee will review the material facts of all Transactions and will either approve, ratify or reject the Transaction. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the Transaction is fair to us. No director will participate in any discussion or approval of a Transaction for which he or she is a Related Party. The policy contains exceptions for certain routine transactions and permits the Chairman of the Audit Committee to ratify or approve transactions with a value of less than $1 million.

All of the transactions listed above have been approved or ratified in accordance with the Related Party Transaction Policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our executive officers and directors are required under the Exchange Act to file reports of ownership and changes in ownership of our Common Stock with the SEC. We believe that all reports for its executive officers and directors that were required to be filed under Section 16 of the Exchange Act were timely filed.

OTHER MATTERS

Quorum and Voting of Proxies

The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Shareholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by a plurality vote of the shares present at the Annual Meeting. Any other matter presented at the Annual Meeting will be decided by a vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote and present at the meeting, unless the Articles of Incorporation or Bylaws of the Company, or any express provision of law, require a different vote. If brokers do not receive instructions from beneficial owners as to the granting or withholding of proxies and may not or do not exercise discretionary power to grant a proxy with respect to such shares (a “broker non-vote”), shares not voted as a result will be counted as not present and not cast with respect to any proposal. All proxies received by us in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the director nominees named herein and, in the proxy holder’s discretion, for all other matters that come before the Annual Meeting. We do not know of any matters to be presented at the Annual Meeting other than those described herein. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

Shareholder Nominations and Proposals

To permit the Company and its shareholders to deal with shareholder proposals in an informed and orderly manner, our Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board) of candidates for election to the Board and with regard to certain matters to be brought before an annual meeting of shareholders. In general, our Bylaws provide that written notice must be received by the Secretary of the Company not less than 20 days nor more than 60 days prior to the meeting and must contain certain specified information concerning the person to be nominated or the matters to be brought before the meeting as well as the shareholder submitting the proposal. However, if our shareholders receive less than 30 days notice of an annual meeting, written notice of shareholder proposals must be received no later than 10 days after public disclosure of the date of such meeting. If we do not receive notice of a shareholder proposal within the above time periods, it will be considered “untimely” and we may properly use our discretionary authority to exclude or vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Proposals of shareholders, including nominations of directors by shareholders, intended to be presented at the 2008 Annual Meeting of Shareholders must be received by the Company by December 10, 2007 to be properly brought before the 2008 Annual Meeting of Shareholders and to be considered for inclusion in the proxy statement and form of proxy related to that meeting. Such proposals should be mailed to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Annual Report on Form 10-K

We will provide without charge upon written request of any person solicited hereby a copy of our Annual Report on Form 10-K as filed with the SEC for the year ended December 31, 2006. Written requests should be mailed to the Secretary, W-H Energy Services, Inc., 2000 West Sam Houston Parkway South, Suite 500, Houston, Texas 77042.

Incorporation By Reference

To the extent that this proxy statement is incorporated by reference into any other filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections of this proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” as well as any appendices to this proxy statement, will not, to the fullest extent permitted by the rules of the SEC, be deemed incorporated therein unless specifically otherwise stated in such filing. Information contained on or made available through the Company’s website is not incorporated by reference into, and should not be considered a part of, this proxy statement or any other filing made by the Company with the SEC.

By Order of the Board of Directors

/s/ CATHERINE N. CRABTREE
Catherine N. Crabtree
Secretary

Houston, Texas
April 3, 2007

. NNNNNNNNNNNN W-H Energy Services, Inc. NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. NNNNNNNNN VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 5:30 a.m., Central Time, on May 9, 2007. Vote by Internet · Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Using a black ink pen, mark your votes with an X as shown in X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 123456 C0123456789 12345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Election of Directors — The Board of Directors recommends a vote FOR the listed nominees. 1. Nominees: For Withhold For Withhold For Withhold + 01 — Kenneth T. White, Jr. 02 — Robert H. Whilden, Jr. 03 - James D. Lightner 04 — Milton L. Scott 05 — Christopher Mills 06 — John R. Brock 2. In his discretion, to transact such other business as may properly come before the meeting and any adjournments thereof. B Non-Voting Items Change of Address — Please print new address below. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name appears hereon, when signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN6 0 A V 0 1 2 7 5 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00PJNA .

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — W-H Energy Services, Inc. This proxy is solicited on behalf of the Board of Directors of W-H Energy Services, Inc. The undersigned hereby appoints Kenneth T. White, Jr., Catherine N. Crabtree and Ernesto Bautista, III proxies for the undersigned, with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side, all shares of common stock of W-H Energy Services, Inc. held of record by the undersigned on March 27, 2007 at the annual meeting of shareholders to be held on May 9, 2007, and any adjournments thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE MATTERS SET FORTH ON THE REVERSE SIDE. THE PROXY HOLDERS NAMED ABOVE WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE TO: W-H ENERGY SERVICES, INC., 2000 WEST SAM HOUSTON PARKWAY SOUTH, SUITE 500, HOUSTON, TEXAS 77042. IMPORTANT: TO BE SIGNED AND DATED ON THE REVERSE SIDE.